Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of Vital Images, Inc., which is incorporated by reference in Vital Images, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
September 7, 2006